TWENTIETH CENTURY INVESTORS, INC.


                             ARTICLES SUPPLEMENTARY

         TWENTIETH CENTURY INVESTORS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SEVENTH of the Charter of the Corporation, the Board of Directors of the Corporation has duly established sixteen (16) different series for the Corporation's stock (each hereinafter referred to as a "Series") and allocated Three Billion Six Hundred Twenty-Six Million (3,626,000,000) shares of the Eleven Billion One Hundred Million (11,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($.01) per share, for an aggregate par value of One Hundred Eleven Million Dollars ($111,000,000), among such Series as follows:

                                                                                       Number
                                                       Number of Shares              of Shares             Aggregate
Series                                                  Before Increase            As Increased           Par Value

Growth Investors                                         230,000,000                300,000,000             $3,000,000
Select Investors                                         150,000,000                150,000,000              1,500,000
Ultra Investors                                          600,000,000                600,000,000              6,000,000
Vista Investors                                          110,000,000                160,000,000              1,600,000
Heritage Investors                                       120,000,000                120,000,000              1,200,000
Giftrust Investors                                        20,000,000                 40,000,000                400,000
Balanced Investors                                        60,000,000                 60,000,000                600,000
Cash Reserve                                           2,000,000,000              2,000,000,000             20,000,000
U.S. Governments Short-Term                               60,000,000                 60,000,000                600,000
Long-Term Bond                                            21,000,000                 21,000,000                210,000
Tax-Exempt Intermediate-Term                              14,000,000                 14,000,000                140,000
Tax-Exempt Long-Term                                      11,000,000                 11,000,000                110,000
Tax-Exempt Short-Term                                     30,000,000                 30,000,000                300,000
U.S. Governments Intermediate-Term                        20,000,000                 20,000,000                200,000
Limited Term Bond                                         20,000,000                 20,000,000                200,000
Intermediate-Term Bond                                    20,000,000                 20,000,000                200,000


The par value of each share of stock in each Series is One Cent ($0.01) per share.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or any unissued shares that have not been allocated to a Series, and to fix or alter all terms thereof, to the full extent provided by the Charter of the Corporation.

         FOURTH: A description of the Series, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Charter of the Corporation and is not changed by these Articles Supplementary.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, TWENTIETH CENTURY INVESTORS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary as of the 18th day of November, 1995.

ATTEST:                                     TWENTIETH CENTURY INVESTORS, INC.


/s/ William M. Lyons                        By: /s/ Patrick A. Looby
Name: William M. Lyons                      Name: Patrick A. Looby
Title: Secretary                            Title: Vice President


         THE UNDERSIGNED Vice President of TWENTIETH CENTURY INVESTORS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.


Dated:  January 22, 1996                     /s/ Patrick A. Looby
                                             Patrick A. Looby
                                             Vice President